Exhibit 99.1

July 19, 2010

NEWS RELEASE

US GOLD OPTIONS LISTED ON CHICAGO BOARD OF OPTIONS EXCHANGE (CBOE)
VISIBILITY AND LIQUIDITY INCREASED

TORONTO, ONTARIO (July 19, 2010) US GOLD CORPORATION (NYSE Amex: UXG) (TSX: UXG) is pleased to announce that options on the company started trading on July 9, 2010 on the Chicago Board of Options Exchange (CBOE) under the symbol UXG.

One of management’s objectives is to continue to increase market visibility and liquidity. In addition to the CBOE, US Gold is part of the following indices and ETF’s: Russell 3000 Index, S&P/TSX Global Gold Index and S&P/TSX Global Mining Index, Van Eck’s Junior Gold Miner’s ETF and BMO Junior Gold Index ETF. US Gold’s goal is to qualify for inclusion in the S&P 500 within 5 years.

Investors have three ways to participate in US Gold’s growth: 1) purchase shares listed on the NYSE AMEX and TSX 2) purchase options trading on CBOE and 3) purchase warrants listed on the TSX under the symbol UXG.WT.

ABOUT US GOLD (www.usgold.com)

US Gold Corporation is a Colorado incorporated gold and silver exploration company with a strong treasury, no debt and two significant land holdings, one in Nevada next to Barrick Gold's multi-million ounce Cortez project, and the other in Mexico where an exciting high-grade silver discovery has been made. US Gold’s goal is to qualify for inclusion in the S&P 500 within 5 years. US Gold's shares trade on the NYSE Amex and the Toronto Stock Exchange under the symbol UXG. US Gold has good market liquidity, trading 1.2 million shares daily, and is included in S&P/TSX and Russell indices.

Cautionary Statement

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:
Daniela Ozersky Manager, Investor Relations Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408	Mailing Address 99 George Street, 3rd Floor Toronto, ON M5A 2N4 E-mail: info@usgold.com

US Gold – July 19, 2010 News Release